Exhibit 3.1

ARTICLES OF AMENDMENT

OF THE

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

WASHINGTON PRIME GROUP INC.

Washington Prime Group Inc. (the “Corporation”), existing pursuant to the Indiana Business Corporation Law, as amended (hereinafter referred to as the “Corporation Law”), and desiring to give notice of corporate action effectuating amendments described below (the “Amendments”) to certain provisions of its Amended and Restated Articles of Incorporation, now sets forth the following facts:

ARTICLE I

NAME AND INCORPORATION

The name of the Corporation is, and following the Amendments effected hereby continues to be, Washington Prime Group Inc. The Corporation was incorporated on December 13, 2013.

ARTICLE II

TEXT OF AMENDMENTS

1.     Subsection (a) of Article FOURTH of the Corporation’s Amended and Restated Articles of Incorporation is hereby amended and restated in its entirety to read as follows:

(a)     The total number of shares of stock of all classes which the Corporation has authority to issue is 550,000,000 shares of capital stock, of which 350,000,000 shares are classified as Common Stock, par value $0.0001 per share (“Common Stock”), 75,000,000 shares are classified as Preferred Stock, par value $0.0001 per share (“Preferred Stock”), and 125,000,000 shares are classified as Excess Common Stock, par value $0.0001 per share (“Excess Common Stock”).

The remainder of Article FOURTH of the Corporation’s Amended and Restated Articles of Incorporation is unchanged.

2.     Article FIFTH of the Corporation’s Amended and Restated Articles of Incorporation is hereby amended to add a new subsection (e) which shall read in its entirety as follows:

(e)      Except as otherwise set forth in this Article FIFTH, and subject to the rights of the holders of preferred stock to elect any directors voting separately as a class or series, at each annual meeting of shareholders, the directors to be elected at the meeting shall be chosen by the majority of the votes cast by the holders of shares entitled to vote in the election at the meeting, provided a quorum is present; provided, however, that in the event of a “contested election” (as defined below), directors shall be elected by the vote of a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. For purposes of this paragraph (e), a “majority of votes cast” shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election. Votes cast shall exclude abstentions with respect to that director election. For purposes of this paragraph (e), a “contested election” shall mean any election of directors in which the number of candidates for election as directors exceeds the number of directors to be elected, with the determination thereof being made by the Corporation’s Secretary as of the close of the applicable notice of nomination period set forth in the Bylaws or under applicable law, based on whether one or more notice(s) of nomination were timely filed in accordance with the Bylaws; provided, however, that the determination that an election is a “contested election” shall be determinative only as to the timeliness of a notice of nomination and not otherwise as to its validity. If, prior to the time the Corporation mails its initial proxy statement in connection with such election of directors, one or more notices of nomination are withdrawn such that the number of candidates for election as director no longer exceeds the number of directors to be elected, the election shall not be considered a contested election, but in all other cases, once an election is determined to be a contested election, directors shall be elected by the vote of a plurality of the votes cast at a meeting at which a quorum is present. If a nominee fails to receive the required vote and is an incumbent director, the director shall promptly tender his or her resignation to the Board of Directors, subject to acceptance by the Board of Directors. The Governance Committee (or the Governance and Nominating Committee if those Committees have been combined) will make a recommendation to the Board of Directors whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors will decide whether to accept the tendered resignation, taking into account the Governance Committee’s (or the Governance and Nominating Committee’s) recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within ninety (90) days from the date of the certification of the election results. The Governance Committee (or the Governance and Nominating Committee) in making its recommendation and the Board of Directors in making its decision may each consider any factors or other information that they consider appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Governance Committee (or the Governance and Nominating Committee) or the decision of the Board of Directors with respect to his or her resignation. If an incumbent director’s resignation is not accepted by the Board of Directors, such director shall continue to serve until the next annual meeting of shareholders and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board of Directors, or if a nominee fails to receive the required vote and the nominee is not an incumbent director, then the Board of Directors may fill the resulting vacancy pursuant to the provisions of paragraph (b) of this Article FIFTH or may decrease the size of the Board of Directors in accordance with the Bylaws.

The remainder of Article FIFTH of the Corporation’s Amended and Restated Articles of Incorporation is unchanged.

3.     Article THIRTEENTH of the Corporation’s Amended and Restated Articles of Incorporation is hereby amended and restated in its entirety to read as follows:

THIRTEENTH: Unless otherwise provided in the Articles, the Bylaws of the Corporation may be repealed, altered or amended or new Bylaws of the Corporation adopted (i) at any meeting of the shareholders, either annual or special, by the affirmative vote of a majority of all the votes entitled to be cast generally in the election of directors, or (ii) by the affirmative vote of a majority of directors, subject to the power of the shareholders to change or repeal such Bylaws of the Corporation; provided, however, that Article VIII of the Bylaws of the Corporation may only be amended by both the affirmative vote of a majority of all the votes entitled to be cast generally in the election of directors and the affirmative vote of a majority of directors.

ARTICLE III

DATE OF ADOPTION

The amendments to Articles FOURTH and THIRTEENTH of the Corporation’s Amended and Restated Articles of Incorporation were adopted by the Board of Directors of the Corporation (the “Board”) on February 21, 2017. The amendment to Article FIFTH of the Corporation’s Amended and Restated Articles of Incorporation was adopted by the Board on March 15, 2017. Each of the Amendments was approved by the common shareholders of the Corporation on May 18, 2017.

ARTICLE IV

EFFECTIVE DATE

The effective date of the Amendments shall be upon filing of these Articles of Amendment with the Indiana Secretary of State.

ARTICLE V

MANNER OF ADOPTION AND VOTE

1. These Articles of Amendment contain Amendments requiring shareholder approval, and the manner of adoption and vote is set forth below.

2. At a regular meeting of the Board held on February 21, 2017, the foregoing amendments to Articles FOURTH and THIRTEENTH of the Corporation’s Amended and Restated Articles of Incorporation were adopted by the Board. On March 15, 2017, the Board adopted the foregoing amendment to Article FIFTH of the Corporation’s Amended and Restated Articles of Incorporation by unanimous written consent. The Board submitted each of the Amendments, together with its recommendation for approval and adoption, to the common shareholders of the Corporation.

3. The foregoing Amendments to the Corporation’s Amended and Restated Articles of Incorporation each required common shareholder approval. At the annual meeting of the common shareholders of the Corporation called by the Board and held on May 18, 2017 (the “Annual Meeting”), the common shareholders of the Corporation entitled to vote with respect to the foregoing Amendments approved and adopted each of the proposed Amendments. The result of such vote on each of the Amendments is as follows:

Designation of Each Voting Group	Common Stock, $0.0001 par value per share, Voting as a Single Class
Number of Outstanding Common Shares	185,428,977
Number of Votes Entitled to be Cast	185,428,977
Number of Votes Represented at the Annual Meeting	167,932,045
Common Shares Voted in Favor: 1. Amendment of Article FOURTH 2. Amendment of Article FIFTH 3. Amendment of Article THIRTEENTH	162,134,265 151,936,389 151,806,635
Common Shares Voted Against: : 1. Amendment of Article FOURTH 2. Amendment of Article FIFTH 3. Amendment of Article THIRTEENTH	4,966,644 298,191 375,155

4. The manner of the adoption of each of the Amendments to the Amended and Restated Articles of Incorporation and the vote by which each of the Amendments was adopted constitute full legal compliance with the provisions of the Corporation Law, the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Corporation.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed these Articles of Amendment and verifies, subject to penalties of perjury, that the statements contained herein are true, this 19th day of May, 2017.

/s/ Robert P. Demchak
Robert P. Demchak
Executive Vice President, General Counsel and Corporate Secretary